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                                                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The subsidiaries of Zoran Corporation are the following:

1. Zoran Microelectronics Ltd., a corporation organized under the laws of the State of Israel; and

2.  Zoran International, Inc., a Delaware corporation;
    and

3.  PixelCam, Inc., a California corporation.